VERA BRADLEY ANNOUNCES FISCAL THIRD QUARTER 2017 RESULTS

Third quarter net revenues totaled $126.7 million, flat with last year

Third quarter net income totaled $8.8 million, or $0.24 per diluted share (including a $0.04 per share income tax benefit related to the release of certain income tax reserves)

Company ended quarter with strong cash position (including short-term investments) of $83.0 million, no debt, and year-over-year inventories down 19.0%

Company successfully launches new brand positioning during the quarter

Management provides fourth quarter guidance and updated guidance for full year

FORT WAYNE, Ind., December 7, 2016 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal third quarter and nine months ended October 29, 2016.

Summary of Financial Performance for the Third Quarter

Net revenues totaled $126.7 million for the third quarter ended October 29, 2016, flat with $126.7 million recorded in the third quarter ended October 31, 2015.

The Company posted net income of $8.8 million, or $0.24 per diluted share, for the current year third quarter. Those results included a benefit of $1.6 million, or $0.04 per share, for a federal income tax adjustment related to the release of certain income tax reserves no longer deemed necessary. Excluding these charges, the Company’s third quarter net income totaled $7.2 million, or $0.20 per diluted share. Net income totaled $10.3 million, or $0.27 per diluted share, in the prior year third quarter.

Summary of Financial Performance for the Nine Months

Net revenues totaled $351.1 million for the nine months ended October 29, 2016 compared to $348.5 million for the nine months ended October 31, 2015, an increase of 0.7%.

For the current year nine month period, the Company posted net income of $16.3 million, or $0.44 per diluted share. Those results included the aforementioned income tax benefit of $1.6 million. Excluding this item, the Company’s income totaled $14.7 million, or $0.39 per diluted share.

For the prior year nine month period, the Company posted net income of $11.8 million, or $0.30 per diluted share. Those results included net after-tax charges of $4.2 million (all of which were recorded in the first quarter) comprised of:

•	$2.1 million related to the closing of its Indiana manufacturing facility, primarily severance and lease termination charges;

•	$1.5 million related to other severance and restructuring charges; and

•	$0.6 million related to an income tax adjustment for an increase in income tax reserves for uncertain federal and state tax positions related to research and development tax credits.

Excluding these charges, the Company’s net income totaled $16.1 million, or $0.41 per diluted share, for the prior year nine months.

Comments on the Quarter and Looking Ahead

Robert Wallstrom, Chief Executive Officer, noted, “The third fiscal quarter was an important one for our Company with the launch of Vera Bradley’s new brand positioning, supported by our comprehensive marketing initiatives and the opening of our new SoHo flagship store. We are pleased with improved consumer engagement driven by these initiatives.

“However, the overall retail environment remains challenging. Third quarter diluted EPS was modestly below our guidance range, primarily due to continued weakness in the specialty channel and incremental promotional activity in our factory stores. In addition, verabradley.com sales were below expectations, primarily due to reduced levels of retirement product.”

Wallstrom continued, “Recovery is a long process, but we believe our focus on evolving our product offerings, while honoring our heritage; working to distribute our products in the most impactful channels; and enhancing consumer engagement and traffic through our marketing and rebranding efforts are the right ones for the future of the Company. In the meantime, we continue to closely manage both our distribution channels and our expense structure, while prioritizing consumer-facing investments.”

Third Quarter Details

Current year third quarter net revenues totaled $126.7 million, modestly below the Company’s guidance of $128 million to $133 million. Prior year third quarter revenues also totaled $126.7 million.

Current year third quarter Direct segment revenues totaled $86.1 million, a 2.3% increase over $84.1 million in the prior year third quarter. Comparable sales decreased 5.0% for the quarter (reflecting a 5.3% decline in comparable store sales and a 4.4% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened 4 full-line and 5 factory outlet stores during the past 12 months). Third quarter comparable sales were negatively impacted by a year-over-year decline in store traffic.

Indirect segment revenues decreased 4.6% to $40.6 million from $42.5 million in the prior year third quarter, primarily due to lower orders from the Company’s specialty retail accounts, partially offset by higher sales to certain department stores and non-department store key accounts.

Gross profit for the quarter totaled $72.9 million, or 57.6% of net revenues, compared to $73.3 million, or 57.9% of net revenues, in the prior year third quarter. The year-over-year 30 basis point gross profit percentage decline primarily related to modestly increased promotional activity at the Company’s factory stores, which also caused the gross profit percentage to fall modestly below the low end of the guidance range of 58.0% to 58.5%.

SG&A expense totaled $61.8 million, or 48.8% of net revenues, in the current year third quarter, compared to $57.0 million, or 45.0% of net revenues, in the prior year third quarter. SG&A dollars increased over the prior year primarily due to expenses related to new stores, incremental marketing, and $0.6 million of store impairment charges. The SG&A expense rate was slightly higher than the Company’s guidance of 47.6% to 48.6% primarily due to lower than expected revenues.

Operating income totaled $11.4 million, or 9.0% of net revenues, in the current year third quarter, compared to $16.8 million, or 13.3% of net revenues, in the prior year third quarter. By segment, Direct operating income was $17.1 million, or 19.9% of sales, compared to $19.3 million, or 22.9% of sales, in the prior year, and Indirect operating income was $16.9 million, or 41.7% of sales, compared to $19.1 million, or 44.8% of sales, in the prior year.

Year-to-Date Details

Prior year income statement numbers referenced below exclude the previously outlined charges related to the Company’s manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment.

Net revenues for the current year nine months totaled $351.1 million, a 0.7% increase over $348.5 million last year.

Direct segment revenues for the current year nine month period totaled $246.3 million, a 3.3% increase over $238.3 million in the same prior year period. Comparable sales decreased 5.7% for the period (reflecting a 5.2% decline in comparable store sales and a 6.8% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened 4 full-line and 5 factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic. E-commerce and full-line store sales were also negatively impacted by lower levels of promotional activity in the first half of the fiscal year.

For the nine months, Indirect segment revenues decreased 4.9% to $104.8 million from $110.2 million in the prior year, primarily due to lower orders from the Company’s specialty retail accounts, partially offset by higher sales to certain department stores and non-department store key accounts.

Gross profit for the nine months totaled $201.0 million, or 57.2% of net revenues, compared to adjusted gross profit of $195.0 million, or 55.9% of net revenues, in the prior year. The year-over-year 130 basis point gross profit percentage improvement primarily related to sourcing and operational efficiencies and increased sales penetration of higher-margin made-for-outlet (MFO) products, partially offset by fabric/product mix changes and increased promotional activity at the Company’s factory stores.

SG&A expense totaled $178.5 million, or 50.8% of net revenues, compared to adjusted SG&A expense of $169.5 million, or 48.6% of net revenues, in the prior year. SG&A dollars increased over the prior year primarily due to new store expenses; approximately $2.2 million of store impairment charges (incurred in the second and third quarters); and approximately $1.0 million in additional severance charges (incurred in the first quarter).

Operating income totaled $23.6 million, or 6.7% of net revenues, for the current year nine months, compared to adjusted operating income of $27.2 million, or 7.8% of net revenues, for the same period last year. By segment, Direct operating income was $47.4 million, or 19.2% of sales, compared to $47.3 million, or 19.9% of sales (which excluded $3.5 million of the aforementioned charges), in the prior year, and Indirect operating income was $41.5 million, or 39.6% of sales, compared to $44.9 million, or 40.8% of sales (which excluded $1.1 million of the aforementioned charges), in the prior year.

Balance Sheet Details

Cash and cash equivalents and short-term investments as of October 29, 2016 totaled $83.0 million compared to $61.8 million at the end of last year’s third quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $95.7 million, compared to $118.2 million at the end of last year’s third quarter and at the low end of guidance of $95 million to $100 million due to diligent inventory management.

Net capital spending for the third quarter and nine months ended October 29, 2016 totaled $5.8 million and $17.4 million, respectively.

During the third quarter, the Company repurchased approximately $7.6 million of its common stock under its $50 million share repurchase plan (approximately 523,000 shares at an average price of $14.58). This brings year-to-date repurchases under the plan to approximately $23.3 million (approximately 1,515,000 shares at an average price of $15.39) and plan-to-date repurchases to approximately $27.5 million (approximately 1,800,000 shares at an average price of $15.27).

Fourth Quarter and Fiscal Year 2017 Outlook

“Given the headwinds we are facing, particularly in the wholesale channel, our fourth quarter revenue expectations are below our initial thoughts, which is putting pressure on gross profit, our ability to leverage our SG&A, and diluted EPS,” Wallstrom noted.

For the fourth quarter of fiscal 2017, the Company expects:

•	Net revenues of $135 million to $140 million compared to prior year fourth quarter revenues of $154.1 million.

•
A gross profit percentage of 55.9% to 56.2% compared to 58.2% in the prior year fourth quarter. The decline primarily relates to expected increased promotional activity in the Company’s factory stores.

•	SG&A as a percentage of net revenues of 46.1% to 46.7% compared to 42.1% in the prior year fourth quarter. Expense deleverage is primarily attributable to the expected revenue decline.

•
Diluted earnings per share of $0.23 to $0.25, based on diluted weighted-average shares outstanding of 36.1 million and an effective tax rate of 36.8%. Diluted earnings per share totaled $0.41 in the prior year fourth quarter.

•	Inventory of $100 million to $110 million at the end of the fourth quarter, compared to $113.6 million at the end of last year’s fourth quarter.

Prior year full-year numbers referenced below exclude the aforementioned charges related to the Company’s manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment.

For fiscal 2017, the Company expectations are as follows:

•	Net revenues of $486 million to $491 million compared to $502.6 million last year.

•
A gross profit percentage of 56.8% to 56.9% compared to 56.6% last year. The expected improvement reflects sourcing and operational efficiencies and increased sales penetration of higher-margin made-for-outlet (MFO) products, partially offset by increased promotional activity in the Company’s factory stores as well as product/mix changes.

•
SG&A as a percentage of net revenues of 49.5% to 49.7% compared to 46.6% last year. The expected increase is primarily related the lower revenue base as well as incremental expenses related to new stores, severance, and second and third quarter store impairment charges.

•
Diluted earnings per share (including second and third quarter impairment charges and excluding the previously mentioned income tax benefit) of $0.62 to $0.65, based on diluted weighted-average shares outstanding of 37.0 million and an effective tax rate of 37.1%. Diluted earnings per share totaled $0.82 last year.

•	Net capital spending of approximately $20.0 million compared to $26.3 million in the prior year.
Disclosure Regarding Non-GAAP Measures
The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including current year third quarter and nine month period net income and diluted earnings per share and prior year nine month period gross profit; selling, general, and administrative expenses; operating income; net income and diluted earnings per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. The Company’s prior year non-GAAP measures exclude a former executive officer’s severance expense due to Company expectations that a similar charge would not recur in the next two years, and did not occur in the previous two years. Although a similar charge of approximately $1.0 million did recur in the current year nine month period, the Company did not recast the prior year non-GAAP measures.  A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.
Call Information

A conference call to discuss results for the third quarter and nine months is scheduled for today, Wednesday, December 7, 2016, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 718-5106, and enter the access code 1611437. A replay will be available shortly after the conclusion of the call and remain available through December 21, 2016. To access the recording, listeners should dial (877) 870-5176, and enter the access code 1611437.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,600 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan, and third-party inventory liquidators.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 30, 2016. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 29, 2016	January 30, 2016	October 31, 2015
Assets
Current assets:
Cash and cash equivalents	$52,864	$97,681	$61,796
Short-term investments	30,088	—	—
Accounts receivable, net	37,772	31,294	37,965
Inventories	95,746	113,590	118,177
Income taxes receivable	2,407	785	2,905
Prepaid expenses and other current assets	12,168	10,292	10,679
Deferred income taxes	—	—	14,058
Total current assets	231,045	253,642	245,580
Property, plant, and equipment, net	114,269	113,711	117,192
Deferred income taxes	10,176	11,363	—
Other assets	2,413	1,963	1,174
Total assets	$357,903	$380,679	$363,946
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,489	$24,606	$21,012
Accrued employment costs	13,703	14,937	13,888
Other accrued liabilities	17,104	16,924	15,219
Income taxes payable	—	10,085	5,549
Total current liabilities	49,296	66,552	55,668
Deferred income taxes	—	—	6,651
Other long-term liabilities	27,895	28,872	29,098
Total liabilities	77,191	95,424	91,417
Shareholders’ equity:
Additional paid-in-capital	87,900	85,436	84,250
Retained earnings	260,316	244,009	228,298
Accumulated other comprehensive loss	(48)	(43)	(19)
Treasury stock	(67,456)	(44,147)	(40,000)
Total shareholders’ equity	280,712	285,255	272,529
Total liabilities and shareholders’ equity	$357,903	$380,679	$363,946

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net revenues	$126,662	$126,674	$351,088	$348,502
Cost of sales	53,749	53,376	150,131	156,956
Gross profit	72,913	73,298	200,957	191,546
Selling, general, and administrative expenses	61,831	57,013	178,512	171,976
Other income	320	504	1,117	1,734
Operating income	11,402	16,789	23,562	21,304
Interest expense, net	59	60	170	209
Income before income taxes	11,343	16,729	23,392	21,095
Income tax expense	2,563	6,461	7,085	9,248
Net income	$8,780	$10,268	$16,307	$11,847
Basic weighted-average shares outstanding	36,557	38,057	37,045	39,085
Diluted weighted-average shares outstanding	36,682	38,099	37,173	39,104

Basic net income per share	$0.24	$0.27	$0.44	$0.30
Diluted net income per share	$0.24	$0.27	$0.44	$0.30

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015
Cash flows from operating activities
Net income	$16,307	$11,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	14,542	14,665
Impairment charges	2,214	—
Provision for doubtful accounts	330	430
Loss on disposal of property, plant, and equipment	10	105
Stock-based compensation	3,111	3,750
Deferred income taxes	1,187	616
Gain on short-term investment	(88)	—
Changes in assets and liabilities:
Accounts receivable	(6,808)	(7,021)
Inventories	17,844	(19,774)
Prepaid expenses and other assets	(2,326)	(2,169)
Accounts payable	(5,381)	(11,166)
Income taxes	(11,707)	5,852
Accrued and other liabilities	(2,741)	2,904
Net cash provided by operating activities	26,494	39
Cash flows from investing activities
Purchases of property, plant, and equipment	(17,430)	(22,818)
Purchase of short-term investments	(30,000)	—
Proceeds from disposal of property, plant, and equipment	8	—
Net cash used in investing activities	(47,422)	(22,818)
Cash flows from financing activities
Tax withholdings for equity compensation	(647)	(492)
Repurchase of common stock	(23,210)	(27,159)
Other financing activities, net	(27)	(62)
Net cash used in financing activities	(23,884)	(27,713)
Effect of exchange rate changes on cash and cash equivalents	(5)	(4)
Net decrease in cash and cash equivalents	(44,817)	(50,496)
Cash and cash equivalents, beginning of period	97,681	112,292
Cash and cash equivalents, end of period	$52,864	$61,796
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$19,458	$2,267
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of October 29, 2016 and October 31, 2015	$535	$—
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$436	$116
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of October 29, 2016 and October 31, 2015	$2,774	$2,313
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$2,872	$2,172

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 29, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Income before income taxes	$11,343	$—	$11,343
Income tax expense (benefit)	2,563	(1,626)	4,189
Net income	8,780	1,626	7,154
Diluted net income per share	$0.24	$0.04	$0.20

[1]Items are for the release of certain income tax reserves

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 29, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Income before income taxes	$23,392	$—	$23,392
Income tax expense (benefit)	7,085	(1,626)	8,711
Net income	16,307	1,626	14,681
Diluted net income per share	$0.44	$0.04	$0.39

[1]Items are for the release of certain income tax reserves

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 31, 2015
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Restructuring Items & Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$191,546	$(3,434)	[1]	$194,980
Selling, general, and administrative expenses	171,976	2,483	[2]	169,493
Operating income (loss)	21,304	(5,917)		27,221
Income (loss) before income taxes	21,095	(5,917)		27,012
Income tax expense (benefit)	9,248	(1,698)	[3]	10,946
Net income (loss)	11,847	(4,219)		16,066
Diluted net income (loss) per share	$0.30	$(0.11)		$0.41

Direct segment operating income (loss)	$43,844	$(3,470)	[4]	$47,314
Indirect segment operating income (loss)	$43,748	$(1,146)	[5]	$44,894
Unallocated corporate expenses	$(66,288)	$(1,301)	[6]	$(64,987)

[1]Items include one-time exit costs related to the Company's manufacturing facility closure, including employee severance, a lease termination payment and fixed asset acceleration charges
[2]Includes $1,301 for a severance charge and $1,182 related to a lease termination
[3]Includes $575 related to an additional income tax reserve and a benefit of $2,273 related to the tax impact of the charges mentioned above
[4]Includes an allocation of $2,288 related to the one-time exit costs for the Company's manufacturing facility closure and $1,182 related to a lease termination
[5]Related to an allocation of $1,146 for the one-time exit costs for the Company's manufacturing facility closure
[6]Related to a severance charge